Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports Second Quarter 2007 Results

ONEONTA, Alabama (Aug. 8, 2007) - Otelco Inc. (AMEX: OTT; TSX: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama, Maine and Missouri, today announced results for its second quarter ended June 30, 2007. Key quarterly highlights for Otelco include:

•	Total revenues of $17.1 million.
•	Operating income of $4.4 million.
•	Adjusted EBITDA (as defined below) of $8.3 million.

“The second quarter produced solid operating performance and access line equivalent growth for Otelco. We are also very pleased to have completed our follow-on offering of 3,000,000 Income Deposit Securities (IDS) units on July 5, 2007. As a result of our successful offering, we lowered our total leverage by reducing debt over 16% or $32.9 million. In addition, the Company negotiated a reduction in its interest rate margin for the senior credit facility. Under the terms of our agreement, the interest rate margin is dependent on our total leverage. At our new leverage level, there is a 125 basis point reduction in the interest rate margin and at the total leverage level that existed prior to the completion of the follow-on offering, the interest rate margin would have been reduced by 75 basis points. This reduction was effective July 13th and the interest expense reduction will be reflected in subsequent quarters,” stated Mike Weaver, President and Chief Executive Officer of Otelco.

“While second quarter results are historically a bit softer, we continued to grow our total access lines and access line equivalents,” continued Weaver. “Total access line equivalents increased 1.6% while access lines increased 1.2% from the first quarter of this year. At quarter end, we had 66,373 total access line equivalents, an increase of 1,047 lines for the quarter. Digital high-speed lines and long distance customers also continued to grow, increasing 3.0% and 1.3%, respectively from the first quarter of this year. We are also having good success increasing our business access lines in both our RLEC and CLEC properties with a combined increase of 4.3% for the quarter. In this quarter, our earnings were negatively impacted by $.2 million due to a nonrecurring reduction in our settlements revenue. Adjusted EBITDA was $8.3 million for the quarter, a growth of 18.6% over second quarter 2006.

“The bundled service packages we introduced in 2006 in Alabama and Missouri continue to grow in popularity as more than 8,100 subscribers, or over 33% of the offered base, were signed up to one of these plans at quarter end. We also anticipate introducing high definition and digital video services in Alabama by the end of the third quarter, which should also have a positive impact on our subscriber base,” added Weaver.

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Otelco Reports Second Quarter Results

Aug. 8, 2007

“Our focus continues to be on enhancing cash flow and improving our returns for investors,” Weaver concluded.

Distribution to IDS Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting. For the third quarter of 2007, the Board is meeting on August 16, 2007. The scheduled interest and any dividend declared will be paid on October 1, 2007 to holders of record as of the close of business on September 14, 2007. The interest payment will cover the period from June 30, 2007 through September 29, 2007.

Second Quarter 2007 Financial Summary
(Dollars in thousands, except per share amounts)

			Change
	2Q 2006	2Q 2007	Amount	Percent

Revenues	$11,558	$17,118	$5,560	48.1%
Operating income	$4,880	$4,389	$(491)	(10.1)%
Interest expense	$(4,585)	$(5,412)	$$827	18.0%
Net income available to stockholders	$2,054	$(105)	$(2,159)	(105.1)%
Basic net income per share	$0.21	$(0.01)	$(0.22)	(104.8)%
Diluted net income per share	$0.20	$(0.03)	$(0.23)	(115.0)%

Adjusted EBITDA(a)	$7,040	$$8,349	$1,308	18.6%
Capital expenditures	$809	$$1,501	$692	85.5%

			Change
	YTD 2006	YTD 2007	Amount		Percent

Revenues	$23,071	$34,291		$11,220	48.6%
Operating income	$9,579	$9,159		$(420)	(4.4)%
Interest expense	$(9,134)	$(10,789)		$$1,655	18.1%
Net income available to stockholders	$2,298	$(223)	$	$(2,521)	(109.7)%
Basic net income per share	$0.24	$(0.02)		$(0.26)	(108.3)%
Diluted net income per share	$0.22	$(0.07)	$	$ (0.29)	(131.8)%

Adjusted EBITDA(a)	$13,923	$17,049		$3,126	22.5%
Capital expenditures	$1,968	$2,876		$908	46.1%

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Adjusted EBITDA
Net Income	$2,054	$(105)	$2,298	$(223)
Add: Depreciation	1,958	3,127	3,875	6,107
Interest Expense	4,059	4,774	8,102	9,525
Interest Expense - Caplet Cost	183	240	345	468
Amortization - Loan Cost	343	398	687	796
Gain/Loss from Investments	(2,687)	-	(2,687)	-
Income Tax Expense	1,071	(503)	1,233	(491)
Accretion Expense	111	-	221	-
Change in Fair Value of Derivative
Liability	(131)	(250)	(310)	(468)
Loan Fees	28	19	56	38
Amortization - Intangibles	51	649	103	1,297
Adjusted EBITDA	$7,040	$8,349	$13,923	$17,049

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Otelco Reports Second Quarter Results

Aug. 8, 2007

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income. It reflects actual results with no pro forma adjustments. Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP). While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage. The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Fourth	First	Second
	Quarter	Quarter	Quarter%	Change
Key Operating Statistics	2006	2007	2007	Quarter
Access line equivalents (1)
Residential access lines	29,832	29,789	29,483	(1.0)%
Business access lines	22,171	22,577	23,537	4.3%
Total access lines	52,003	52,366	53,020	1.2%
High-speed lines	11,951	12,960	13,353	3.0%
Total access line equivalents	63,954	65,326	66,373	1.6%

Long distance customers	21,370	22,066	22,358	1.3%
Cable television customers	4,188	4,211	4,187	(0.6)%
Dial-up internet customers	19,780	18,313	17,220	(6.0)%

(1) We define access line equivalents as access lines, cable modems, and digital subscriber lines, including wholesale digital subscriber lines.

FINANCIAL DISCUSSION FOR SECOND QUARTER 2007 (including the acquisition of Mid-Maine at July 3, 2006):

Revenue
Total revenues grew 48.1% in the three months ended June 30, 2007 to $17.1 million from $11.6 million in the three months ended June 30, 2006. The growth in revenue was primarily driven by the acquisition of Mid-Maine. Local services revenue grew 52.2% in the second quarter to $6.5 million from $4.3 million in the quarter ended June 30, 2006. Network access revenue grew 18.8% to $6.1 million from $5.2 million in the quarter ended June 30, 2006. Cable television revenue in the three months ended June 30, 2007 increased 1.9% to $0.5 million which was slightly higher than in the three months ended June 30, 2006. Internet revenue for the quarter increased 83.4% to $2.9 million from $1.6 million in the quarter ended June 30, 2006. The addition of $1.0 million in transport services is attributable to the acquisition of Mid-Maine.

Operating Expenses
Operating expenses in the three months ended June 30, 2007 increased 90.6% to $12.7 million from $6.7 million in the three months ended June 30, 2006. The increase was primarily attributable to the purchase of Mid-Maine. Cost of services increased 105.0% to $6.5 million from $3.2 million in the quarter ended June 30, 2006. The addition of Mid-Maine accounted for an increase of $3.2 million, including providing competitive local exchange services in Maine. The increased cost associated with higher cable television programming costs, increased long distance usage associated with bundled services and bandwidth to support increased digital high-speed Internet customers was offset by savings from handling our Internet help desk internally and by network and organizational efficiencies. Selling, general and administrative expenses increased 63.3% to $2.4 million in the quarter ended June 30, 2007 from $1.5 million in the quarter ended June 30, 2006. Depreciation and amortization increased 88.0% to $3.8 million from $2.0 million.

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Otelco Reports Second Quarter Results

Aug. 8, 2007

Interest Expense
Interest expense increased 18.1% to $5.4 million in the quarter ended June 30, 2007 from $4.6 million a year ago, reflecting the additional senior debt associated with the acquisition of Mid-Maine, the increased non-cash caplet cost associated with our interest rate cap and amortization of loan costs, partially offset by the reduction in margin cost from 4.0% to 3.25% on all of our senior debt.

Adjusted EBITDA
Adjusted EBITDA for the three months ended June 30, 2007 was $8.3 million, an increase of 18.6% from $7.0 million the three months ended June 30, 2006. Adjusted EBITDA was negatively impacted by $.2 million due to a nonrecurring reduction in our settlements revenue. For the six months ended June 30, 2007, Adjusted EBITDA was $17.0 million, an increase of 22.5% from $13.9 million the six months ended June 30, 2006. See financial tables for a reconciliation of Adjusted EBITDA to net income.

Balance Sheet
As of June 30, 2007, the Company had cash and cash equivalents of $16.1 million and total long-term debt of $201.1 million. The second quarter distribution of $4.1 million in interest and dividends to our share owners occurred on July 2, 2007.

Capital Expenditures
Capital expenditures were $1.5 million for the quarter and $2.9 million year-to-date 2007. The Company added DSL capacity, competitive customer specific equipment, and other upgrades to its network and switching facilities.

Subsequent Events
On July 5, 2007, the Company completed its offering of 3,000,000 Income Deposit Securities (IDS) units through an underwritten public offering at $19.80 per unit. The price per unit is comprised of $11.68 allocated to each share of Class A common stock and $8.11 allocated to each senior subordinated note, plus $0.01 representing accrued interest from June 30, 2007. The Company used the net proceeds of approximately $55.4 million to repay senior secured indebtedness under its credit facility, reducing senior debt from $120.0 million to approximately $64.6 million. The $8.11 allocated to each senior subordinated note represents a premium of $0.61 over the $7.50 stated principal amount. The additional IDS units increase senior subordinated debt by $22.5 million, bringing senior subordinated debt to approximately $103.6 million. Therefore, total debt was reduced from approximately $201.1 million to $168.2 million.

On July 13, 2007, the Company entered into a first amendment to its amended and restated credit agreement dated July 3, 2006. Among other things, the amendment reduces the applicable margins on the interest rates under the credit agreement, initially reducing the applicable LIBOR margin from 3.25% to 1.75% on the $64.6 million of senior debt. After September 30, 2007, the margins will adjust quarterly on a prospective basis based on the total leverage ratio of the Company.

Second Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, August 9, 2007, at 11:00 a.m. ET. To participate in the call, dial 913-981-4903 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.otelco.net or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at www.otelco.net or www.earnings.com for 30 days. A one-week telephonic replay may also be accessed by calling 719-457-0820 and using the passcode 5164081.

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Otelco Reports Second Quarter Results

Aug. 8, 2007

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telephone services in portions of Alabama, Maine and Missouri. The Company’s services include local and long distance telephone, network access, transport, digital high-speed and dial-up Internet access, cable television and other telephone related services. With more than 65,300 access lines, cable modems and digital subscriber lines, which are collectively referred to as access line equivalents, Otelco is among the top 40 largest local exchange carriers in the United States based on number of access lines. Otelco operates six incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. It also provides competitive telephone services through several subsidiaries. For more information, visit the Company’s web site at www.otelco.net.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports Second Quarter Results

Aug. 8, 2007

OTELCO INC.
Consolidated Balance Sheets

	As of	As of
	December 31, 2006	June 30, 2007
		(unaudited)
Assets
Current Assets
Cash and cash equivalents	$14,401,849	$16,116,971
Accounts receivable:
Due from subscribers, net of allowance
for doubtful accounts of $207,359 and
$206,343 respectively	3,105,636	2,650,306
Unbilled receivables	2,324,213	2,504,002
Other	1,680,144	1,925,038
Materials and supplies	1,962,938	1,748,999
Prepaid expenses	1,062,947	774,530
Deferred income taxes	766,225	832,946
Total current assets	25,303,952	26,552,792

Property and equipment, net	60,493,789	56,903,708
Goodwill	134,182,309	134,570,435
Intangible assets, net	11,340,806	10,427,789
Investments	1,240,250	1,219,623
Deferred financing costs	6,652,393	5,856,148
Interest rate cap	4,542,160	4,305,773
Deferred charges	96,628	237,654
Total assets	$243,852,287	$240,073,922

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,658,911	$1,613,722
Dividends payable	1,705,524	1,705,524
Accrued expenses	5,875,863	5,954,465
Advanced billings and payments	2,119,701	2,118,865
Customer deposits	197,496	204,590
Total current liabilities	11,557,495	11,597,166

Deferred income taxes	24,712,213	24,778,934
Other liabilities	187,037	173,127
Total deferred tax and other liabilities	24,899,250	24,952,061

Long-term notes payable	201,075,498	201,075,498
Derivative liability	2,107,877	1,639,460
Class B common convertible to senior
subordinated notes	4,085,033	4,085,033

Stockholders’ equity (Deficit)
Class A Common stock, $.01 par value-authorized
20,000,000 shares; issued and outstanding
9,676,733 shares	96,767	96,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding
544,671 shares	5,447	5,447
Additional paid in capital	284,041	-
Retained deficit	(1,137,166)	(4,486,961)
Accumulated other comprehensive income	878,045	1,109,451

Total stockholders’ equity (deficit)	127,134	(3,275,296)

Total liabilities and stockholders’ equity (deficit)	$243,852,287	$240,073,922

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Otelco Reports Second Quarter Results

Aug. 8, 2007

OTELCO INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Revenues
Local services	$4,290,057	$6,530,615	$8,593,456	$12,879,111
Network access	5,170,581	6,140,830	10,315,636	12,578,418
Cable television	538,565	548,414	1,081,071	1,095,941
Internet	1,558,610	2,859,407	3,081,047	5,679,704
Transport services	-	1,038,936	-	2,057,419
Total revenues	11,557,813	17,118,202	23,071,210	34,290,593

Operating expenses
Cost of services and products	3,187,114	6,534,399	6,361,801	12,805,456
Selling, general and administrative
expenses	1,481,324	2,419,527	3,152,664	4,921,328
Depreciation and amortization	2,009,159	3,775,623	3,977,500	7,404,714
Total operating expenses	6,677,597	12,729,549	13,491,965	25,131,498

Income from operations	4,880,216	4,388,653	9,579,245	9,159,095

Other income (expense)
Interest expense	(4,584,505)	(5,412,345)	(9,133,980)	(10,788,609)
Change in fair value of derivative	130,721	250,549	310,462	468,417
Other income	2,809,272	165,581	2,996,511	447,033
Total other expense	(1,644,512)	(4,996,215)	(5,827,007)	(9,873,159)

Income (loss) before income taxes and
accretion expense	3,235,704	(607,562)	3,752,238	(714,064)

Income tax (expense) benefit	(1,071,400)	502,981	(1,232,610)	491,276

Income (loss) before accretion expense	2,164,304	(104,581)	2,519,628	(222,788)
Accretion of Class B common
convertible to senior subordinated notes	(110,731)	-	(221,463)	-
Net income (loss) available to common
stockholders	$2,053,573	$(104,581)	$2,298,165	$(222,788)

Weighted average shares outstanding:
Basic	9,676,733	9,676,733	9,676,733	9,676,733
Diluted	10,221,404	10,221,404	10,221,404	10,221,404

Net income (loss) per share:
Basic	$0.21	$(0.01)	$0.24	$(0.02)
Diluted	$0.20	$(0.03)	$0.22	$(0.07)

Dividends declared per share	$0.18	$0.18	$0.35	$0.35

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Otelco Reports Second Quarter Results

Aug. 8, 2007

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six month ended
	June 30,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$2,298,165	$(222,788)
Adjustments to reconcile net income to cash
flows from operating activities:
Depreciation	3,874,647	6,107,336
Amortization	102,853	1,297,378
Interest rate caplet	344,946	467,793
Amortization of loan costs	686,875	796,245
Accretion expense	221,463	-
Change in fair value of derivative liability	(310,462)	(468,417)
Provision for uncollectible revenue	60,903	78,231
Gain on disposition of other assets	(2,686,745)	-
Changes in assets and liabilities; net of assets and
liabilities acquired:
Accounts receivables	(358,856)	(224,145)
Material and supplies	(42,213)	59,352
Prepaid expenses and other assets	66,930	288,417
Accounts payable and accrued liabilities	1,461,447	(1,716,412)
Advance billings and payments	(19,941)	(836)
Other liabilities	(5,158)	(6,816)
Net cash from operating activities	5,694,854	6,455,338

Cash flows from investing activities:
Acquisition and construction of property and equipment	(1,968,233)	(2,875,642)
Proceeds from retirement of investment	3,226,651	7,871
Deferred charges	(85,940)	(166,921)
Net cash from investing activities	1,172,478	(3,034,692)

Cash flows from financing activities:
Cash dividends paid	(3,411,048)	(1,705,524)

Net cash from financing activities	(3,411,048)	(1,705,524)

Net increase (decrease) in cash and cash equivalents	3,456,284	1,715,122
Cash and cash equivalents, beginning of period	5,569,233	14,401,849

Cash and cash equivalents, end of period	$9,025,517	$16,116,971

Supplemental disclosures of cash flow information:
Interest paid	$8,058,647	$9,547,279

Income taxes paid (received)	$40,000	$(173,718)

Dividends declared but not paid	$-	$1,705,524

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